                                                                     EXHIBIT 5.1

                      Letterhead of Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                               New York, NY 10112
                                 (212) 408-5100

                                                            February 26, 2007

Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095

      Re: Floating Rate Senior Secured Notes due 2010

Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), and Conexant, Inc., a Delaware corporation ("Conexant"), Brooktree Broadband Holding, Inc., a Delaware corporation ("Brooktree"), and Ficon Technology, Inc., a New Jersey corporation ("Ficon") (collectively, the "Guarantors", and together with the Company, the "Registrants"), of $275,000,000 aggregate principal amount of the Company's Floating Rate Senior Secured Notes due 2010 (the "New Notes") and the guarantees of the New Notes by the Guarantors (the "Guarantees"), we advise you as follows:

      The New Notes are to be offered in exchange for the Company's outstanding $275,000,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2010 (the "Old Notes"), which are guaranteed by the Guarantors and were issued and sold by the Company on November 13, 2006 in an offering exempt from registration under the Securities Act. The New Notes will be issued by the Company in accordance with the terms of the Indenture, dated as of November 13, 2006 ( the "Indenture"), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

      As counsel for the Company and Conexant and Brooktree (each, a "Delaware Guarantor" and collectively, the "Delaware Guarantors"), we are familiar with the certificate of incorporation, by-laws or similar organizational documents of the Company and each of the Delaware Guarantors, each as amended to the date hereof, and we have participated in the preparation of the following documents (collectively, the "Documents"):

      1. the Registration Statement on Form S-4 to be filed by the Registrants under the Securities Act with respect to the New Notes and the Guarantees (the "Registration Statement");

      2.    the Indenture, including as an exhibit thereto the form of New Note;

Conexant Systems, Inc.                -2-                      February 26, 2007

      3. the Registration Rights Agreement, dated as of November 13, 2006 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and J.P. Morgan Securities Inc., for itself and on behalf of Credit Suisse Securities (USA) LLC; and

      4. the corporate proceedings taken by the Company and the Delaware Guarantors in connection with the authorization and issuance of the New Notes and the Guarantees.

      In addition, we have examined originals or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company and the Delaware Guarantors and other instruments, certificates of public officials and representatives of the Company and the Delaware Guarantors and other certificates, agreements, and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and/or the Delaware Guarantors and appropriate public officials. We have also assumed, without independent investigation, (i) that the New Notes and Guarantees issued by the Delaware Guarantors will be issued as described in the Registration Statement and (ii) that the New Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added.

      On the basis of the foregoing and having regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and exemptions set forth herein, we are of the opinion that (i) when the Registration Statement has become effective under the Securities Act, (ii) when the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and:

      1. When the New Notes have been duly authorized, authenticated and delivered against the surrender and cancellation of the Old Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, the New Notes will be legally and validly issued and will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and general

Conexant Systems, Inc.                -3-                      February 26, 2007

            principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      2. When the New Notes have been legally and validly issued as described above, each Guarantee of New Notes issued by each Delaware Guarantor will be legally and validly issued and will constitute the valid and binding obligation of such Delaware Guarantor, enforceable against such Delaware Guarantor in accordance with its terms, except as such enforceability of such Guarantee may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally (including Section 548 of the U.S. Bankruptcy Code of 1978, as amended, and Article 10 of the New York Debtor and Creditor Law or any other law relating to fraudulent transfers and obligations) and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      We express no opinions herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

      We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons for whom consent is required by Section 7 the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,

                                               /s/ CHADBOURNE & PARKE LLP